Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                  Beckman Coulter, Inc.
Jeanie Herbert (investor relations)
714- 773-7620

Anne M. Warde (corporate communications)
714- 773-7655

Beckman Coulter Wins Jury Verdict in Breach of Contract Lawsuit

FULLERTON, Calif. – (September 24, 2003) – Beckman Coulter, Inc. (NYSE: BEC) announced today that an Orange County, California Superior Court jury awarded Beckman Coulter, Inc. approximately $934 million in compensatory and punitive damages as the result of a lawsuit the company filed against Flextronics, International Ltd. and its U.S. subsidiary Flextronics USA, Inc., formerly known as Dovatron.  The award may be subject to further judicial review.

Beckman Coulter filed the lawsuit in the second quarter of 2001 seeking unspecified damages for breach of contract and other claims.

Beckman Coulter, Inc. is a leading manufacturer of instrument systems, chemistries and supplies that simplify and automate laboratory processes.  The company, based in Fullerton, Calif., reported 2002 annual sales of $2.06 billion with 62 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

-###-